CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM International Mutual Funds (Invesco International Mutual Funds) of our reports dated December 16, 2019, relating to the financial statements and financial highlights, which appear in Invesco Oppenheimer Global Fund and Invesco Oppenheimer Global Opportunities Fund’s Annual Reports on Form N-CSR for the year ended September 30, 2019 and the period ended October 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

January 27, 2020